Exhibit 10.28

SUBSCRIPTION AGENT AGREEMENT

July 22 , 2007

Interwest Transfer Company

1981 East Murray Holladay Road, Suite 100

P.O. Box 17136

Salt Lake city, UT 84117

Attention: Ms. Melinda Orth

Ladies and Gentlemen:

        In connection with your appointment as Subscription Agent in the transaction described herein, Empire Energy Corporation International (the "Company"), hereby confirms its arrangements with you as follows:

1.  Rights Offering—The Company is conducting an offering (the "Rights Offering") to the holders of shares of its common stock, par value $0.001 per share (the "Common Stock"), on December 18, 2008 (the "Record Date”), the right (each a "Right " and together the "Rights") to subscribe for share(s) of Common Stock. Except as set forth under Paragraph 6 below, Rights shall cease to be exercisable at 5:00 p.m., Eastern Standard Time, on August __, 2009 or such later date of which the Company notifies you orally and confirms in writing (the "Expiration Date"). 133,607,712 Rights are being issued in respect of 267,215,423 shares of Common Stock held on the Record Date. One Right and payment in full of the subscription price of $0.07 per share (the "Subscription Price") are required to subscribe for one share of Common Stock. Rights are evidenced by nontransferable subscription certificates in registered form ("Subscription Certificates "). Each holder of Subscription Certificates who exercises the right to subscribe for all shares that can be subscribed for with the Rights evidenced by such Subscription Certificates (the "Basic Subscription Right") will have the right to subscribe for additional shares, if any, available as a result of any unexercised Rights (such additional subscription right being referred to hereafter as the "Over-subscription Privilege "). The Rights Offering will be conducted in the manner and upon the terms set forth in the Company's Prospectus dated July 21, 2009 (the "Prospectus"), which is incorporated herein by reference and made a part hereof as if set forth in full herein.

2.  Appointment of Subscription Agent—You are hereby appointed as Subscription Agent to effect the Rights Offering in accordance with the Prospectus. Each reference to you in this letter is to you in your capacity as Subscription Agent unless the context indicates otherwise.

3.  Delivery of Documents—Enclosed herewith are the following, the receipt of which you acknowledge by your execution hereof:

(a)  a copy of the Prospectus;

(b)  a draft form of Subscription Certificate (with instructions);

(c)  resolutions adopted by the Board of Directors of the Company in connection with the Rights Offering, certified by the Chief Executive Officer of the Company; and

(d)  Notice of Guaranteed Delivery.

        As soon as is reasonably practical, you shall mail or cause to be mailed to each holder of shares of Common Stock at the close of business on the Record Date, a Subscription Certificate evidencing the Rights to which such holder is entitled (including instructions), a Notice of Guaranteed Delivery, a Prospectus and an envelope addressed to you (together, the "Subscription Documents"). Prior to mailing, you will print out a sufficient number of blank Subscription Certificates which you will prepare and issue in the names of holders of Common Stock of record at the close of business on the Record Date and for the number of Rights to which they are entitled. Prior to printing, you will send a final draft copy of a blank Subscription Certificate to the Company, for the Company's final review.

        Subscription Documents will not be mailed to holders having a registered address outside the United States, or to those holders having APO of FPO addresses. The Rights to which such Subscription Documents relate will be held by you for such holders' accounts until instructions are received to exercise the Rights.4.

Subscription Procedure—

(a)  Upon your receipt prior to 5:00 p.m., Eastern Standard time, on the Expiration Date (by mail or delivery), as Subscription Agent, of (i) any Subscription Certificate completed and endorsed for exercise, as provided on the reverse side of the Subscription Certificate (except as provided in Paragraph 6 hereof), and (ii) payment in full of the Subscription Price in U.S. funds by check, bank draft, wire transfer or money order payable at par (without deduction for bank service charges or otherwise) to the order of Interwest Transfer Company, you shall as soon as practicable after the Expiration Date, but after performing the procedures described in subparagraphs (b) and (c) below, mail to the subscriber's registered address on the books of the Company certificates representing the shares duly subscribed for (pursuant to the Basic Subscription Right and the Additional Subscription Privilege) and furnish a list of all such information to the Company.

(b) As soon as practicable after the Expiration Date you shall calculate the total number of shares that are available for the Over-subscription Privilege. The Over-subscription Privilege may only be exercised by holders who subscribe to all the shares that can be subscribed for under the Basic Subscription Right. The shares available for additional subscriptions will be those that have not been subscribed and paid for pursuant to the Basic Subscription Right (the "Remaining Shares"). Where there are sufficient Remaining Shares to satisfy all additional subscriptions by holders exercising their rights under the Over-subscription Privilege, each holder shall be allotted the number of Additional Shares subscribed for. If the aggregate number of Shares subscribed for under the Over-subscription Privilege exceeds the number of Remaining Shares, the number of Remaining Shares allotted to each participant in the Over-subscription Privilege shall be the product (disregarding fractions) obtained by multiplying the number of Remaining Shares by a fraction of which the numerator is ownership of shares of each participant in the Over-subscription Privilege round and the denominator is the total ownership of all stockholders participating in the Over-subscription Privilege round. Any fractional share to which persons exercising their Over-subscription Privilege would otherwise be entitled pursuant to such allocation shall be rounded to the next whole share.

(c) As soon as is practicable after the Expiration Date you shall provide the Company with a report (the “Over-subscription Report”) that sets forth (i) the total number of shares subscribed for, (ii) the total number of shares not subscribed for, (iii) the aggregate Over-subscription Privilege exercised by their shareholders, (iv) a list of the shareholders exercising the Over-subscription Privilege, (v) the number of shares subscribed for by each shareholder pursuant to their exercise of the Over-subscription Privilege, (vi) the amount of funds tendered by each shareholder with respect to their exercise of the Over-subscription Privilege, (vii) a column next to each shareholder’s name for the Company to fill in the number of shares to be issued to each shareholder pursuant to the exercise of the Over-subscription Privilege, and (viii) a column indicating the amount, if any, to be refunded to each shareholder who exercised the Over-subscription Privilege.  Based on the foregoing, and after the Company has completed the Over-subscription Report as required by the immediately preceding sentence, you will issue the requisite number of shares pursuant to the Over-subscription Privilege as well as provide all refunds, if any and as appropriate.

(d) Upon calculating the number of shares to which each subscriber is entitled pursuant to the Over-subscription Privilege and assuming payment for the additional shares subscribed for has been delivered, you shall mail, as contemplated in subparagraph (a) above, the certificates representing the additional securities which the subscriber has been allotted. If a lesser number of shares is allotted to a subscriber under the Over-subscription Privilege than the subscriber has tendered payment for, you shall remit the difference to the subscriber by check without interest or deduction at the same time as certificates representing the securities allotted pursuant to the Over-subscription Privilege are mailed.

(e)  Funds received by you pursuant to the Basic Subscription Right and the Over-subscription Privilege shall be held by you in a segregated account. You shall invest and reinvest such funds in your [Time Deposit Open Account or, if directed by the Company, a money market fund which has been placed in its highest rating category by Standard & Poors or Moody's. Upon mailing certificates representing the securities and refunding subscribers for additional shares subscribed for but not allocated, if any, you shall promptly remit to the Company all funds received in payment of the Subscription Price for shares sold in the Rights Offering (together with all interest earned thereon).

5.  Defective Exercise of Rights; Lost Subscription Certificates—The Company shall have the absolute right to reject any defective exercise of Rights or to waive any defect in exercise. Unless requested to do so by the Company, you shall not be under any duty to give notification to holders of Subscription Certificates of any defects or irregularities in subscriptions. If you believe that any exercise of Rights is defective, you should notify the Company, who will make the final determination as to whether such exercise is or is not defective.   Subscriptions will not be deemed to have been made until any such defects or irregularities have been cured or waived within such time as the Company shall determine. If requested by the Company, you shall as soon as practicable return Subscription Certificates with the defects or irregularities which have not been cured or waived to the holder of the Rights. If an exercising holder has not indicated the number of Rights being exercised, or if the Subscription Price payment forwarded by such holder to you is not sufficient to purchase the number of shares subscribed for, at the Company's discretion the holder may be deemed to have exercised the maximum number of whole Rights which may be exercised for the Subscription Price delivered. If any Subscription Certificate is alleged to have been lost, stolen or destroyed, you should provide for an affidavit of lost certificate and indemnity agreement in a standard form typically used by you ..

6.  Late Delivery—If prior to 5:00 p.m., Eastern Standard time, on the Expiration Date you receive (i) payment in full of the Subscription Price for the shares of Common Stock being subscribed for and (ii) a guarantee notice substantially in the form of the Notice of Guaranteed Delivery delivered with the Subscription Certificate, from a financial institution having an office or correspondent in the United States, or a member firm of any registered United States national securities exchange or of the National Association of Securities Dealers, Inc. stating the certificate number of the Subscription Certificate relating to the Rights, the name and address of the exercising subscriber, the number of Rights represented by the Subscription Certificate held by such exercising subscriber, the number of shares of Common Stock being subscribed for pursuant to the Rights and guaranteeing the delivery to you of the Subscription Certificate evidencing such Rights within three American Stock Exchange ("AMEX") trading days following the date of the Notice of Guaranteed Delivery, then the Rights may be exercised even though the Subscription Certificate was not delivered to you prior to 5:00 p.m., Eastern Standard time, on the Expiration Date, provided that within three AMEX trading days following the date of the Notice of Guaranteed Delivery you receive the properly completed Subscription Certificate evidencing the Rights being exercised, with signatures guaranteed if required.

7.  Delivery—You shall deliver to the Company the exercised Subscription Certificates in accordance with written directions received from the Company and shall deliver to the subscribers who have duly exercised Rights at their registered addresses certificates representing the securities subscribed for as instructed on the reverse side of the Subscription Certificates.

8.  Reports—You shall notify the Company by telephone on and before the close of business on each business day during the period commencing 5 business days after the mailing of the Subscription Certificates and ending at the Expiration Date (and in the case of guaranteed deliveries ending three AMEX trading days after the Expiration Date) (each a "Daily Notice"), which Daily Notice shall thereafter be confirmed in writing, of (i) the number of Rights exercised on the day prior to the date of such Daily Notice, (ii) the number of Rights subject to guaranteed exercises on the day prior to such Daily Notice, (iii) the number of Rights for which defective exercises have been received on the day prior to such Daily Notice, and (iv) the cumulative total of the information set forth in clauses (i) through (iii) above. At or before 5:00 p.m., Eastern Standard time, on the first AMEX trading day following the Expiration Date you shall certify in writing to the Company the cumulative total through the Expiration Date of all the information set forth in clauses (i) through (iii) above. At or before 10:00 a.m., Eastern Standard time, on the sixth AMEX trading day following the Expiration Date you will execute and deliver to the Company a certificate setting forth the number of Rights exercised pursuant to a Notice of Guaranteed Delivery and as to which Subscription Certificates have been timely received. You shall also maintain and update a listing of holders who have fully or partially exercised their Rights and holders who have not exercised their Rights. You shall provide the Company or its designees with such information compiled by you pursuant to this Paragraph 8 as any of them shall request.

9.  Future Instructions—With respect to notices or instructions to be provided by the Company hereunder, you may rely and act on any written instruction signed by any one or more of the following authorized officer of the Company:

Malcolm Bendall	Chief Executive Officer

10.  Amendment—The Company reserves the right, in its sole discretion, to: (a) terminate the Rights Offering prior to delivery of the Common Stock for which holders have subscribed pursuant to the exercise of Rights; (b) extend the Expiration Date to a later date and time; or (c) amend or modify the terms of the Rights. If the Company materially amends the terms of the Rights, an amended Prospectus will be distributed to holders of record of Rights and to holders of Rights who have previously exercised Rights. All holders of Rights who exercised Rights prior to such amendment or within four business days after the mailing of the amended Prospectus will be given the opportunity to confirm the exercise of Rights by executing and delivering a consent form.

11.  Payment of Expenses—The Company will pay you compensation for acting in your capacity as Subscription Agent hereunder pursuant to the schedule attached as Exhibit A hereto.

12.  Counsel—You may consult with counsel satisfactory to you, which may be counsel to the Company, and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or  omitted by you hereunder in good faith and in accordance with such advice and opinion of such counsel.

13.  Indemnification—The Company covenants and agrees to indemnify and hold you harmless against any costs, expenses (including reasonable fees of legal counsel), losses or damages, which may be paid, incurred or suffered by or to which you may become subject arising from or out of, directly or indirectly, any claim or liability resulting from your actions as Subscription Agent pursuant hereto; provided that such covenant and agreement does not extend to such costs, expenses, losses and damages incurred or suffered by you as a result of, or arising out of, your own gross negligence, misconduct or bad faith or that of any employees, agents or independent contractors used by you in connection with performance of your duties as Subscription Agent hereunder.

14.  Notices—Unless otherwise provided herein, all reports, notices and other communications required or permitted to be given hereunder shall be in writing and delivered by hand or confirmed telecopy or by first class U.S. mail, postage prepaid, shall be deemed given if by hand or telecopy, upon receipt or if by U.S. mail, three business days after deposit in the U.S. mail and shall be addressed as follows:

If to the Company, to:

Empire Energy Corporation International

4500 College Blvd, Suite 240

Leawood, KS 66211

Attn: Chief Executive Officer

Telephone: (913) 663-2310

Fax:  (913) 663-2239

If to you, to:

Interwest Transfer Company

1981 East Murray Holladay Road, Suite 100

P.O. Box 17136

Salt Lake city, UT 84117

Attention: Ms. Melinda Orth

Telephone: (801) 272-9294

15.  Miscellaneous—

(a)  No Assignment; Delegation. Neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by either party without the prior written consent of the other party.

(b)  Binding Nature. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. Nothing in this Agreement is intended or shall be construed to confer upon any other person any right, remedy or claim or to impose upon any other person any duty, liability or obligation.

(c)  Governing Law. The validity, interpretation and performance of this Agreement shall be governed by the law of UTAH, without regard to its principles of conflicts of law. The parties agree that with respect to all unresolved disputes arising out of this Agreement they shall submit to the jurisdiction of any state or federal court sitting in New York.

(d)  Severability. The parties hereto agree that if any of the provisions contained in the Agreement shall be determined invalid, unlawful or unenforceable to any extent, such provisions shall be deemed modified to the extent necessary to render such provisions enforceable. The parties hereto further agree that this Agreement shall be deemed severable, and the invalidity, unlawfulness or unenforceability of this Agreement or of any term or provision hereof.

(e)  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

(f)  Captions. The captions and descriptive heading herein are for the convenience of the parties only. They do not in any way modify, amplify, alter or give full notice of the provisions hereof.

(g)  Signatures. Any facsimile or electronic signature of any party hereto shall constitute a legal, valid and binding execution hereof by such party.

(h)  Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effect the purposes of this Agreement.

(i)  Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party to this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy; nor shall it be construed to be a waiver of, or an acquiescence in any such breach or default or any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character, on the part of any party, of any breach or default under the Agreement, or any waiver, on the part of any party, of any provisions or conditions of the Agreement, must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under the Agreement or by law and otherwise afforded to any party, shall be cumulative and not alternative.

(j )  Other Matters.  The parties agree that the duties and obligations of the Subscription Agent are only as herein specifically provided and no other and the Subscription Agent shall incur no liability whatsoever, except as a direct result of its own gross negligence or wilfull misconduct.  In the event the Subscription Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, demands or claims which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action, other than to keep safely the executed subscription agreements and received funds, until such time as it receives clarifications which, in its opinion, resolves any such conflict or an interpretation from a court of competent jurisdiction resolving such conflict.  The Subscription Agent shall not be required to institute legal proceedings of any kind and shall not be required to defend any legal proceedings which may be instituted against it in respect of this agreement or the securities subject to the subscription agreements.

(k )  Section Headings. Section headings are for the convenience of the parties and do not form a part of this Agreement.

( l )  Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. The Agreement may not be modified or amended other than by an agreement in writing.

[the remainder of this page has been intentionally left blank]

        IN WITNESS WHEREOF, the parties have hereunto set their hands and seals, as of the day and year first above written.

Signed by Empire Energy Corporation International:

By:_______________________

 Name: Malcolm Bendall

 Title: Chief Executive Officer

Acknowledged and Agreed to by Interwest Transfer Company

By:_______________________

 Name:

 Title:

EXHIBIT A

FEE SCHEDULE

AS

RIGHTS AGENT

FOR

EMPIRE ENERGY, INC.